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                                  EXHIBIT 99.1


                                  PRESS RELEASE

                TRITEAL CORPORATION TO RESTATE FINANCIAL RESULTS

CARLSBAD, Calif., Jan. 23 /PRNewswire/ -- TriTeal Corporation (Nasdaq: TEAL - news), announced today that it has discovered errors in the recording of Company revenue in its fiscal year ended March 31, 1997 and that, based upon an ongoing review performed by special counsel to the independent directors of the Company, and upon consultations with the Company's regular outside counsel and Ernst & Young, the Company's independent auditors, it preliminarily expects to restate quarterly operating results for at least three quarters in the fiscal year ended March 31, 1997 and affect the first two quarters of fiscal 1998. The Company said the restated financial results primarily relate to revenue recognition on software licenses.

TriTeal said that based upon information which is presently available, the cumulative effect of the restatements to revenue is expected to materially and adversely affect revenues and previously reported income or loss for the periods to be restated. Ernst & Young has withdrawn its report for the fiscal year ended Match 31, 1997, and has indicated that it will work with the Company to promptly determine the correct figures.

TriTeal also said it has retained the firm of Osnos & Company, a management specialist, to work with the Company and the Board of Directors.

Headquartered in Carlsbad, Calif., TriTeal Corporation is a provider of mission critical desktop solutions for Global 1000 enterprise environments, The Company's software solutions enable end-users, system administrators and developers to access applications, data and network resources across multiple platforms from a common, intuitive desktop environment.

Except for historical information contained herein, this press release contains forward-looking statements that are subject to risks and uncertainties, including the risk that the actual restatement will cover more periods than currently anticipated, as well as the risks detailed in the Company's Forms 10-Q and 10-K filed with the Securities and Exchange Commission.



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